Firepond Announces Completion of Financial Restructuring

Increases liquidity through equity, restructuring of debt

Framingham, MA, April 29, 2008 – Firepond, Inc. (OTCBB: FPND) announced today that it has completed a financial restructuring that increases liquidity through a new equity investment, converts some outstanding senior debt, extends the maturity of all other existing senior debt and positions Firepond to continue building its active user base and considerable pipeline.

“In this challenging financial market, we are elated to be able to complete a transaction that will permit Firepond to focus exclusively on its customers, prospects and market leading CPQ solutions,” stated Bill Santo, CEO of Firepond.  “We thank our senior creditors and lead investor for working with us to achieve this goal.  We look forward to growing our business and doing it in a much more comfortable and certain financial environment.”

The transaction includes the following key elements:

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Extension of Maturities of CAP and Bridge Notes: The Company’s Senior Secured Convertible Notes (now totaling $5.3 million) are now scheduled to mature on December 31, 2009 and the Company’s zero coupon Senior Secured Subordinated Notes (now totaling $3.9 million) are now scheduled to mature on July 1, 2009.  In addition, the holders of these instruments agreed to revise the terms that remove virtually all restrictions on the Company’s ability to refinance these obligations and operate its business.

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New Equity Funding: FP Tech Holdings, LLC (an entity that is affiliated with the private investment firm Acclaim Financial Group, LLC and TechDev Holdings, LLC) invested $1.5 million in newly issued common equity on the close of this transaction and has indicated its commitment to invest another $0.5 million in common equity in July 2008. In addition, FP Tech Holdings, LLC has agreed to invest an additional $1.0 million as part of a larger subsequent equity offering intended to refinance the senior debt and provide additional expansion capital.  In recognition of Firepond’s progress, FP Tech agreed to convert $0.44 million of senior and other debt held by it into common stock.

“We view the underlying product, customer list and business plan that Firepond is pursuing very favorably and are happy to have completed this deal giving the Company the time and stability to execute on their business plan.  With this critical step behind them, we believe that management can make a considerable success of their efforts,” stated a spokesperson for FP Tech, Firepond’s largest stockholder.

Said Santo, “Firepond’s technological advantage, US-based group of long tenured employees, 25-year operating history, deep sales pipeline and customer enthusiasm for our products are key attributes that FP Tech and our senior lenders recognized when they expressed this confidence in Firepond.  In the last twelve months, Firepond has added 17 net new customers and had 11 existing customers renew their contracts. With this critical financing behind us, we will continue to expand Firepond’s market position delivering the most innovative CPQ products and the highest level of customer service. Over the course of the next twelve months, we will evaluate whether and when to seek any additional financing. Right now, we have critical customer facing work to do.”

The Company will make a filing with the Securities and Exchange Commission within the prescribed period that will contain all of the material documents related to this restructuring and readers are urged to review this filing for more detailed information.

About Firepond, Inc.
Firepond (OTCBB: FPND) is the leading provider of multi-tenant, CPQ as a Service applications that automate and simplify product pricing and configuration for companies and helps these enterprises improve order accuracy while reducing their cost of sales. Firepond’s sales applications help companies to optimize their sales processes whether their need is to solve complex product or pricing configuration, create product catalogs or provide an interactive selling system and dramatically improve response time. Firepond CPQ as a Service applications provide a rapid ROI through improved order accuracy (100% of submitted orders have accurate specifications and pricing), improved proposal generation time and high user acceptance. For additional information about Firepond, visit www.firepond.com or call 1-866-UCONFIG (826-6344).

Forward-Looking Statement
This press release may contain forward looking statements that involve risks and uncertainties, including statements regarding our business strategy and development plans, plans for entering into new businesses, anticipated sources and uses of funds and other statements regarding our plans, objectives, expectations and intentions that are not historical facts. Because these forward-looking statements involve risks and uncertainties, actual results could differ materially from those discussed in this press release. These risks and uncertainties are described in greater detail in the reports that we file with the Securities and Exchange Commission. Our actual results, performance or achievements may vary materially from those expressed or implied in any forward-looking statements. All forward-looking statements reflect our beliefs and expectations as of the date of this press release and should not be relied upon as representing our views as of any subsequent date. While we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise.

Contact
Bill Santo
bill.santo@firepond.com
1-866-826-6344 x2011